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                                                                    EXHIBIT 20.1

                                  PRESS RELEASE

                                   TOPRO, INC.

Topro, Inc.
2525 W. Evans Ave.
Denver, CO 80219


     WARRANT EXERCISE AND DEBT CONVERSION STRENGTHENS TOPRO'S BALANCE SHEET


August 5, 1997 - DENVER, CO - Topro Inc. (Nasdaq-TPRO), a leading provider of automation and information technology solutions to industry, today announced the company has been successful in the conversion and exercise of a large number of warrants and options over the past thirty days. The company forecasts cash proceeds from these transactions to approach $4,000,000.

In addition, Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth & Income Trust, PLC, the holders of Topro, Inc. subordinated convertible debt, have converted 43% of the debt into common stock, a reduction of more than $2,000,000 of Topro, Inc.'s long term debt.

"These latest developments, in addition to the effects of the warrant call and private equity issues made since the middle of March have added more than $9,000,000 of new equity. These events will significantly lower our interest expense and simplify the company's capital structure," John Jenkins, Topro CEO stated. "The cash infusion is very timely in that it will help accelerate the launch of our PLANT Y2K ONE -TM- product as we increase our staff and expand marketing efforts."

Contacts:
Topro, Inc.                                      Pacific Consulting Group, Inc.
John Jenkins                                     Scott Liolios
(303) 935-1221                                   (714) 574-3860


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